Inland Retail Real Estate Trust, Inc.

Sticker Supplement

This Sticker Supplement No. 11 dated March 10, 2000 to our Prospectus dated February 11, 1999 summarizes Supplement No. 11 which updates information in the "Real Property Investments," "Investment Objectives and Policies," and "Plan of Distribution" sections of our Prospectus. Supplement No. 11 expands upon, supplements, modifies or supersedes certain information contained in the Prospectus and its Supplements Nos. 9 and 10 dated February 2 and 22, 2000, respectively, and must be read in conjunction with our Prospectus and those Supplements. Any word that is capitalized in this Sticker Supplement but not defined has the same meaning as in our Prospectus.

Real Property Investments

Potential Property Acquisitions

We are currently considering a potential property acquisition, Pleasant Hill Square, in Duluth, Georgia, which was a two phase development. Phase I was completed in September 1997, and Phase II was completed in the first quarter of 2000. Pleasant Hill Square is comprised of two one-story, multi-tenant, retail buildings and one single tenant outlot building containing a total of 282,137 leasable square feet. This shopping center is located on the south side of Pleasant Hill Road approximately six-tenths of a mile west of the Pleasant Hill Road and I-85 intersection. As of the date of this Supplement, the property was approximately 96% leased. The tenants leasing more than 10% of the total square footage include J.C. Penney Home Store, Toys R' Us and JoAnn Fabrics. As of the date of this Supplement, the expected acquisition cost is approximately $34,715,000.

Investment Objectives and Policies

Distributions

The Distribution level was increased to $.76 per share per annum, effective April 1, 2000, beginning with the distribution to be paid on May 7, 2000.

Plan of Distribution

Update

As of March 6, 2000, we had sold 6,425,615 shares resulting in gross proceeds of $64,241,451. Inland Securities Corporation, an affiliate of our Advisor, serves as dealer manager of this Offering and is entitled to receive selling commissions and certain other fees, as discussed further in our Prospectus. As of March 6, 2000, we have incurred $6,082,838 of commissions and fees payable to Inland Securities Corporation, which will result in our receipt of $58,158,164 of net proceeds from the sale of those 6,425,615 shares. An additional 66,851 shares have been sold pursuant to our Distribution Reinvestment Program as of March 6, 2000, for which we have received additional net proceeds of $635,084. We also pay an affiliate of our Advisor, which is owned principally by individuals who are affiliates of Inland, fees to manage and lease our properties. As of December 31, 1999, we have incurred and paid property management fees of $225,665, of which $201,835 were retained by the mentioned affiliate of our Advisor. Our Advisor may also receive an annual asset management fee of not more than 1% of our average invested assets, to be paid quarterly. As of the end of the quarter ending December 31, 1999, we had not paid or incurred any asset management fees. We may pay expenses associated with property acquisitions of up to .5% of the money that we raise in this Offering but in no event will we pay acquisition expenses on any individual property that exceeds 6% of its purchase price. Acquisition expenses totaling $1,538,776 are included in the purchase prices we have paid for all our properties purchased through March 6, 2000. As of March 6, 2000, we had invested approximately $41,040,000 in properties that we purchased for an aggregate purchase price of approximately $135,876,000, and after expenditures for organization and offering expenses and acquisition expenses and establishing appropriate reserves, as of March 6, 2000, we had net offering proceeds of approximately $13,712,000 available for investment in additional properties.

SUPPLEMENT NO. 11

DATED MARCH 10, 2000

TO THE PROSPECTUS DATED FEBRUARY 11, 1999

OF INLAND RETAIL REAL ESTATE TRUST, INC.

We are providing this Supplement No. 11 to you in order to supplement our Prospectus. This Supplement No. 11 updates information in the "Real Property Investments," "Investment Objectives and Policies," and "Plan of Distribution" sections of our Prospectus. This Supplement No. 11 expands upon, supplements, modifies or supersedes certain information contained in the Prospectus and its Supplements Nos. 9 and 10 dated February 2 and 22, 2000, respectively, and must be read in conjunction with our Prospectus and those Supplements. Any word that is capitalized in this Supplement but not defined has the same meaning as in our Prospectus.

Real Property Investments

Potential Property Acquisitions

We are currently considering a potential property acquisition. Our decision to acquire this property will generally depend upon:

    our receipt of an acceptable appraisal and environmental report;
    no material adverse change occurring in the property, the tenants or in the local economic condition; and
    our receipt of sufficient net proceeds from this Offering to make the acquisition.

Other properties may be identified in the future that we acquire before or instead of this property. We cannot guarantee that we will complete this acquisition. A short description of the property being considered follows:

Pleasant Hill Square, Duluth, Georgia

Pleasant Hill Square was a two phase development. Phase I was completed in September 1997, and Phase II was completed in the first quarter of 2000. It is comprised of two one-story, multi-tenant, retail buildings and one single tenant outlot building, containing a total of 282,137 leasable square feet. The center is located on the south side of Pleasant Hill Road approximately six-tenths of a mile west of the Pleasant Hill Road and I-85 intersection. As of the date of this Supplement, the property was approximately 96% leased. The tenants leasing more than 10% of the total square footage include J.C. Penney Home Store, Toys R' Us and JoAnn Fabrics. As of the date of this Supplement, the expected acquisition cost is approximately $34,715,000.

Investment Objectives and Policies

Distributions

The Distribution level was increased to $.76 per share per annum, effective April 1, 2000, beginning with the distribution to be paid on May 7, 2000.

Plan of Distribution

Update

As of March 6, 2000, we had sold 6,425,615 shares resulting in gross proceeds of $64,241,451. Inland Securities Corporation, an affiliate of our Advisor, serves as dealer manager of this Offering and is entitled to receive selling commissions and certain other fees, as discussed further in our Prospectus. As of March 6, 2000, we have incurred $6,082,838 of commissions and fees payable to Inland Securities Corporation, which will result in our receipt of $58,158,614 of net proceeds from the sale of those 6,425,615 shares. An additional 66,851 shares have been sold pursuant to our Distribution Reinvestment Program as of March 6, 2000, for which we have received additional net proceeds of $635,084. We also pay an affiliate of our Advisor, which is owned principally by individuals who are affiliates of Inland, fees to manage and lease our properties. As of December 31, 1999, we have incurred and paid property management fees of $225,665, of which $201,835 were retained by the mentioned affiliate of our Advisor. Our Advisor may also receive an annual asset management fee of not more than 1% of our average invested assets, to be paid quarterly. As of the end of the quarter ending December 31, 1999, we had not paid or incurred any asset management fees. We may pay expenses associated with property acquisitions of up to .5% of the money that we raise in this Offering but in no event will we pay acquisition expenses on any individual property that exceeds 6% of its purchase price. Acquisition expenses totaling $1,538,776 are included in the purchase prices we have paid for all our properties purchased through March 6, 2000. As of March 6, 2000, we had invested approximately $41,040,000 in properties that we purchased for an aggregate purchase price of approximately $135,876,000, and after expenditures for organization and offering expenses and acquisition expenses and establishing appropriate reserves, as of March 6, 2000, we had net offering proceeds of approximately $13,712,000 available for investment in additional properties.